Exhibit 99.2

METROMILE, INC. 4Q20 EARNINGS CALL TRANSCRIPT | MARCH 30, 2021

Garrett Edson:

Thank you, Operator. Good afternoon, and welcome to Metromile’s fourth quarter and full-year 2020 earnings call. This afternoon, the Company released its financial results for the quarter and full-year ended December 31, 2020. The shareholder letter is available in the Investor Relations section of the Company’s website at www.metromile.com.

I would like to remind everyone that certain statements made in the course of this call are not based on historical information and may constitute forward-looking statements. These statements include statements regarding our ability to grow our business, as well as certain projections for the first quarter and full-year 2021, and are based on Management’s current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. I refer you to the Company’s filings with the SEC for a more detailed discussion of the risks and factors that could cause actual results to differ materially from those expressed or implied in any forward-looking statements made today. All such forward-looking statements are made as of today, March 30, 2021, and the Company undertakes no duty to update any forward-looking statements that may be made during this call.

Additionally, certain non-GAAP financial measures will be discussed on this conference call. Our presentation of this information is not intended to be considered in isolation or as a substitute for the financial information presented in accordance with GAAP. Reconciliations of these non-GAAP financial measures to the most comparable measures prepared in accordance with GAAP can be accessed through our filings with the SEC at www.sec.gov.

Joining me on the call today are Dan Preston, the Company’s Chief Executive Officer, and Lindsay Alexovich, the Company’s Chief Accounting Officer. With that, I am now going to turn the call over to Dan.

Dan Preston (Chief Executive Officer):

Thank you. Good afternoon to everyone, and welcome to our fourth quarter and full-year 2020 earnings call, our first call as a publicly-traded entity. We appreciate your interest and support of Metromile.

On today’s call, I will provide a brief overview of Metromile and our competitive advantage, walk through a few high-level results, and discuss our overall growth strategy for 2021 and beyond. Lindsay will follow with additional detail around our fourth quarter and full-year 2020 results. I’ll then provide an outlook for 2021, and then we’ll open up to Q&A.

As a newly public company, I think it would be helpful to spend a few minutes providing some additional context about our business and what makes Metromile’s platform and product unique to our customers, and how those same advantages lead to shareholder value creation.

In short, we started Metromile in 2011 to make the $250 billion auto insurance industry fairer for drivers. The catalyst for this is that, as people and phones become more connected, the world is rapidly digitizing, creating enormous opportunity to fundamentally rebuild products and services that better serve customers.

The opportunity in auto insurance is straightforward: Nearly two-thirds of drivers in the United States drive less than half the miles yet pay the same fixed rates as the one-third of drivers who drive the most and get into most of the accidents. This fundamentally unfair proposition led us to build pay-per-mile insurance, which today allows customers to save 47% a year on average by paying for the miles they actually drive.

Fast-forward to today, and Metromile is at the forefront of digitizing auto insurance entirely, as a data science company using technology and telematics as the foundation to build insurance from the ground-up. By moving away from proxies to assess groupings or classes of drivers, we are able to make insurance real-time, personalized and fair. We’re ending the era of fixed-price auto insurance and doing it in a way that supports drivers every day.

Our approach prioritizes the customer experience and focuses on profitable unit economics over growth at all costs. As a result, we became a full-stack carrier a few years ago, and we emphasize solid underwriting and building a business that returns meaningful profit for every policy sold, well beyond per-policy acquisition costs. In short, we believe our invested dollars help achieve substantial returns, which ultimately will enhance our ability to grow and scale our business more rapidly for years to come.

We’ve leveraged our tremendous data advantage – we’ve already collected approximately 3 billion miles of data – to build a better, fully digital auto insurance company. By modeling the data we collect to understand driver behavior on a moment-by-moment basis, we believe we can better segment customers and automate processes, which positions us to deliver improved and industry-leading loss ratios and steadily increasing Accident Year Contribution Profit.

Our platform looks different than any other insurer, as we’ve constructed it with sensors and data science since Day One. First, we stream data from any source that measures driving - through the car itself with a device or integrating with automotive OEMs or the phone in your pocket. Second, we model that data to improve or replace all insurance functions. This means that every decision we make is better informed, more accurate, and more automated. Because we’re using high-quality sensor data actually connected to your car, we believe our underwriting and our product are superior. It’s by far a more accurate approach compared to relying solely on low-frequency mobile phone data, which can be a more coarse or imprecise measurement.

With our wealth of data, we can also leverage detailed modeling of what truly causes accidents, down to the re-creation of individual moments, to create a substantial pricing edge. With this, we believe we have the most accurate and most competitive rates, which has the dual benefit of improving our profitability while still driving down costs for our customers. And because our model is inherently responsive, significant behavioral shifts are captured in the pricing model nearly instantly.

Crucially, we do this while delivering a delightful experience for our customers. Drivers switch to Metromile to take advantage of clear savings, and we believe they stay with us longer because of the experience. We offer them a seamless, automated claims experience when they have an accident, often the “moment of truth” for any insurer. We algorithmically reconstruct the accident scene and can instantly validate claims in the majority of cases. The customer is then on their way with higher satisfaction and is now less likely to leave after a claim.

Just as importantly, our app features — things like billing and trip summaries, a car health monitor, and street sweeping alerts in some cities — engage with our customers at every step of their journey.

We believe this combination of savings and experience means our customers remain with us longer. At year-end 2020, we had a new customer one-year retention rate of 69% and average new customer lifetime of 3.4 years. By engaging meaningfully and intelligently with our customers, we’re able to extend their lifetime with Metromile, increase retention, and accelerate growth through winning new customers.

In short, we’ve created a technology-driven offering that is vastly different, and as a result, Metromile is steadily growing our competitive advantage with high customer satisfaction and retention and low customer acquisition costs.

Beyond our consumer insurance product gaining market share, we have also turned our core technology advantage into a growing and substantial revenue opportunity known as Metromile Enterprise. Metromile Enterprise licenses our claims software platform, providing key claims automation and fraud detection tools to global P&C insurers. Metromile Enterprise offers additional recurring, high-margin revenue that we believe is scaling towards a substantial business in its own right.

Recently, we were excited to onboard a new client, Toggle, a member of the Farmers Insurance family. Toggle is utilizing Metromile Enterprise’s first notice of loss REPORT and STREAMLINE end-to-end claims automation products and will be deploying our PORTAL and DETECT products by the end of 2021. We also continue to maintain a strong pipeline of potential Enterprise clients and look forward to updating you on Enterprise’s progress in the quarters ahead.

It is clear to us that the era of fixed-price auto insurance is coming to an end, and Metromile is poised to succeed in this rapidly digitizing world. Our model is built to adapt to change and thrive – both for our customers and for the health of our business.

While 2020 was an unprecedented year due to COVID-19, it also helped prove the resilience of our financial model, as our 2020 Accident Year Loss Ratio of 57.4% was a significant improvement from 2019. With remote work potentially becoming the new normal even after the pandemic, the need for flexible insurance that matches a customer’s actual use is more pronounced than ever. This makes us an ideal fit for low-mileage drivers from all walks of life, whether you are working remotely, retired, or living in a city, suburb, or rural location. While the pandemic impacted our premiums given the reduction in driving, our built-in margins expanded, validating our model and positioning us very well for long-term sustainable growth.

Let me take a minute to discuss some of our highlights from 2020.

-	We ended 2020 with 92,635 Policies in Force - growth of 5% from year-end 2019 despite the pandemic.

-	As I just noted, despite the reduction in driving in 2020, our margins expanded. Our Accident Year Loss Ratio of 57.4% for the full year 2020 was a 1,830 basis point improvement from 2019. This improvement results from year-over-year pricing improvements, advantages from our per-mile and behavioral pricing, enhanced fraud detection using our proprietary claims platform and maintaining our discipline investing in profitable segments.

-	We also made significant progress by the end of 2020 to reduce future Servicing Expenses. Through successful renegotiations, we were able to significantly lower our data costs for each new Pulse device installed moving forward. The Pulse is the device our customers plug into their car’s OBD-II port to accurately count their miles. Until OEM connectivity becomes more prevalent, we believe Pulse devices continue to be the most accurate way to collect data and ensure the best customer experience. Further, by the end of 2020, we estimate that incremental Servicing Expense for each marginal new policy sold had been reduced to approximately 9%. We expect to begin to see the benefits from these cost reductions in 2021, and as we further scale our Policies in Force in future years, our overall Servicing Expenses should begin to better reflect our marginal cost.

-	Buoyed by our strong loss ratio, we generated full-year 2020 Accident Year Contribution Profit of $18.4 million and an Accident Year Contribution Margin of 18.1%. Because Accident Year Contribution Margin represents the best estimate of the profitability of the in-force portfolio, this is the financial measure we use to estimate the lifetime value of a customer.

-	We also made significant progress toward further optimizing our customer acquisition costs. At the end of 2020, we successfully reduced the cost of acquiring our Pulse device by 26%, and through negotiations, we lowered our underwriting report costs by 36% on a per-policy basis, which we’ll be able to begin to earn-in starting in mid-2021. We are consistently looking to streamline our customer acquisition costs as we squarely focus on enhancing our profitable unit economics and expanding our margins.

As we look into 2021 and beyond, we have a long runway for sustainable growth at Metromile:

-	First, we have started accelerating our growth within our existing eight-state footprint, which already reaches more than 45 million low-mileage drivers — generally considered those who drive less than 12,000 miles per year. Already, we have enough data in nearly all of our markets to permit us to effectively and profitably scale.

-	With the business combination now complete and a robust balance sheet, we are preparing to begin expanding nationwide, which will triple our market reach to 143 million licensed drivers in the U.S., representing $160 billion of potential premiums.

-	We also continue to see strong traction for our new “Ride Along” feature on our app, which we launched in 2020. It allows drivers to essentially “try before they buy” and find out for themselves if they are indeed a low-mileage driver and earn even further savings if they are a safe driver. We continue to see strong traction with Ride Along in its early stages. This allows us to better optimize marketing spend, create a viral and organic flywheel effect for the product, and drive high intent prospects to Metromile at a low cost.

-	We will also continue to partner with automotive OEMs to introduce Metromile to low-mileage drivers shortly after they purchase their vehicle and provide them a customized offer based on true miles driven, showing how much you can save with pay-per-mile insurance.

-	Given our enduring relationship with our customers, we expect to begin offering bundled products by the end of 2021, which should be significantly beneficial to further increase the lifetime of our customers.

-	And we expect our Metromile Enterprise offering to partner with additional incumbent insurers around the world to help them reduce costs and digitize their operations while generating consistent, profitable growth for Metromile. As I noted before, we’re thrilled to welcome Toggle, a member of the Farmers Insurance family, as our newest Metromile Enterprise client.

I would be remiss if I didn’t thank our incredible Metromile team, whose nonstop work and dedication have brought us to this point — to drive the digital evolution of auto insurance, setting us up for breakaway growth and compelling long-term value creation for years to come.

We are committed to sustainable and profitable growth, reinforced by our innovative proprietary technology platform. By attracting the best drivers, enabling them to save, and giving them a personalized digital experience, we are poised to succeed in this rapidly digitizing world and create fair insurance for all.

With that, I look forward to providing you with regular updates on our progress in the quarters and years ahead. I’ll now turn the call over to our Chief Accounting Officer, Lindsay Alexovich. Lindsay?

Lindsay Alexovich (Chief Accounting Officer):

Thank you, Dan, and good afternoon to everyone. Let me take you through some of our fourth quarter highlights and our full-year 2020 results, and then Dan will provide our outlook for 2021.

For the fourth quarter, we generated Direct Earned Premium of $25.6 million, a 5% increase from the prior-year period. At the end of the quarter and the year, we had 92,635 Policies in Force, a 5% increase from the end of 2019.

Accident Quarter Losses for the fourth quarter of 2020 were $14.5 million, leading to an Accident Quarter Loss Ratio of 56.9%, a 26.9-point improvement compared to the prior-year period. Accident Quarter Loss Adjustment Expense, or LAE, was $2.5 million, leading to an Accident Quarter LAE Ratio of 9.8%, which was a 50-basis point improvement from the fourth quarter of 2019.

Going forward, we highlight Accident Period Loss and Loss Adjustment Expense, as they represent the ultimate expected loss and LAE from accidents incurred in that period. This is the critical figure to measure current policy profitability, as it represents the in-force pricing model and current claims experience, as opposed to including fluctuations from prior periods, which may not be indicative of current operating practices. In order to determine accident period loss and LAE, we consider the total value of claims in the accident period along with an estimate of the value of all unreported claims for that period. Each quarter, we reassess our estimates for all accident periods back to when we purchased our carrier in 2016. Therefore, prior accident periods may experience favorable or unfavorable development that doesn’t reflect the current state of our pricing model and claims handling procedures.

In the fourth quarter of 2020, we had a combined $4.7 million of unfavorable prior period loss and LAE development. The increase in LAE reserves is the result of our annual review when we increased reserves based on the development of litigation costs for claims primarily in older accident years, such as 2016 and 2017, which was shortly after we purchased the carrier. Since then, we have substantially improved our settlement and litigation procedures and believe we are adequately reserved with the requisite mitigation strategies for ongoing accident periods. Servicing Expense in the fourth quarter of 2020 was $3.5 million, or 13.5% of Direct Earned Premium.

Accident Quarter Contribution Profit for the fourth quarter of 2020 was $5.6 million, and Accident Quarter Contribution Margin was 21.4%. When factoring in prior period development, the Calendar Quarter Contribution Margin was 3.4%.

For the full-year 2020, we generated Direct Earned Premiums of $99.7 million, compared to $102.2 million in the prior year. Direct Earned Premiums were impacted by the COVID-19 pandemic, as we saw 30% less driving nationwide from the second through fourth quarters of 2020 compared to the same period in 2019. Driving patterns can cause total premium to vary in any given period given our mileage-based pricing model, and therefore, as driving returns to pre-COVID levels, revenue will increase in a commensurate manner.

Our Premium Run-Rate, which we define as ending policies in force multiplied by the Average Annual Premium per Policy, at the end of 2020, was $103 million. Average Annual Premium per Policy was $1,111 at the end of 2020.

Our one-year retention – or the percentage of customers who remained with us after two policy terms – as of the end of 2020 was 69.4%. This figure is slightly elevated from what we would expect going forward, as some customers received government-mandated COVID-19 payment extensions in the event that they were unable to pay their premium.

For the full-year 2020, Accident Year Losses were $57.3 million, compared to $77.4 million in the prior year. Accident Year Loss Ratio for 2020 was 57.4%, a 1,830 basis point improvement from 2019, with the improvement primarily due to better pricing, enhanced fraud detection, and a reduction in miles driven during 2020.

Accident Year LAE for 2020 was $11.5 million, compared to $12.2 million in the prior year. Accident Year LAE for 2020 was 11.5%, a 40-basis point improvement from 2019.

For 2020, we experienced $6.5 million of unfavorable prior period development, primarily related to LAE. As a further historical guide, for the accident years 2017 to 2019, we averaged 50 basis points of favorable combined loss and LAE development from our initial point estimates. We will always aim to be adequately reserved to prevent prior period developments; however, given the multi-year nature of some claim types, the limited history of the carrier, and the nature of reserving estimates, there will be adjustments from time to time as we mature and gather more data.

Accident Year Contribution Profit for 2020 was $18.4 million, compared to a loss of $0.6 million in 2019. Accident Year Contribution Margin was 18.1%, compared to negative 0.6% in 2019.

We believe Accident Year Contribution Margin is the most meaningful representation of the profitability of our in-force portfolio and thus is the measure we use to estimate the lifetime value of our customers.

With the inclusion of prior period development, Calendar Year Contribution Profit for 2020 was $11.9 million, and Calendar Year Contribution Margin was 11.8%.

At our Metromile Enterprise segment, we ended 2020 with $5.7 million of total enterprise software revenue recognized and $4.2 million of booked annual recurring revenue, which is our primary KPI for the segment given the durable nature of the revenue.

Cash and cash equivalents at the end of 2020 were $19.2 million. As a result of the business combination we closed in February 2021, Metromile received additional net proceeds of approximately $300 million, which will be reflected on our balance sheet at the end of the first quarter 2021. We utilized a portion of this to pay off any remaining debt that was not paid as part of the consummation of the transaction, and this was approximately $37 million.

We are also actively restructuring our reinsurance program. As part of this restructuring and to ensure adequate capitalization at the insurance carrier, approximately $50 million of cash and cash equivalents will move from unrestricted to restricted in Q1 2021, a portion of this we will use for reinsurance commutation settlement.

And now I’ll turn it back to Dan for the 2021 outlook.

Dan Preston (Chief Executive Officer):

Thanks, Lindsay. With the completion of our business combination in early 2021 and the fact that the first quarter of 2021 is nearly complete, we are providing an outlook on select metrics for the first quarter of 2021. Moving forward, we would expect to provide an annual outlook as we are focused on running the business on a year-to-year rather than a quarter-to-quarter basis.

For the first quarter 2021, we expect to end the quarter with Policies in Force between 95,500 and 96,000, which would be a 3% to 4% increase from the end of 2020.

We also expect to end the first quarter 2021 with an Accident Quarter Loss Ratio between 62.5% and 67.5% and an Accident Quarter Contribution Margin between 6.0% and 11.0%.

For the full year 2021:

-	We are projecting to end the year with between 125,000 and 133,000 Policies in Force, which entails year-over-year Policies in Force growth of 35% on the low end and 44% on the high end. As a reminder, we began accelerating our marketing spend in November 2020 in anticipation of ramping up our growth in 2021 and beyond. As a result, we would expect our Policies in Force sequential growth trajectory to steadily increase throughout the year as marketing channels mature and as we enter new markets in the second half of the year.

-	We currently do not expect to provide a premium outlook on a go-forward basis, as premiums are subject to driving patterns and the unpredictability of miles driven on a monthly basis, particularly during the ongoing pandemic where we’ve seen material changes month to month. However, because our model is priced on a per-mile basis, we would expect to continue generating profitable unit economics as we fairly and accurately bill our customers for the commensurate risk.

-	We also expect to incur an Accident Year Loss Ratio for the full year 2021 between 65% and 70% and to record Accident Year Contribution Margin between 8.5% and 13.5%.

We thank you for your time and interest today, and now we’ll open up for your questions. Operator?

Call Operator:

At this time, we’ll be conducting a question and answer session. If you would like to ask a question, please press star one on your telephone keypad. A confirmation tone will indicate your line is in the question queue. You may press star two if you would like to remove your question from the queue. For participants using speaker equipment, it may be necessary for you to pick up your handset before pressing the star key. One moment while we pull for questions.

Call Operator:

Our first question comes from the line of Jed Kelly with Oppenheimer. You may proceed with your question.

Jed Kelly:

Great guys, thanks. Thanks for taking my question, and congratulations on becoming a public company. I just two if I may. One, Dan, can you sort of just talk about some of the competition you’re seeing with some of the larger carriers and their pay-per-mile campaigns, and then two, on the loss ratio, can you kind of break it down between, you know, you’re I guess you’re calling for 60%, 70% loss ratio. How much is that going to be driven by new states you’re entering versus some of the legacy states? Thank you.

Dan Preston (Chief Executive Officer):

Thanks, appreciate that. So, I’ll start with the question on competition overall. Our general understanding right now is that it continues to be difficult for large carriers to be able to offer per-mile insurance as a primary offering, given that the low-mileage drivers today are still providing this subsidy for higher-mileage customers, but I think it’s becoming clear over time, and I think we’ve seen this over the last year or so as COVID has really reinforced for everyone the need for flexible insurance, but this is ultimately an inevitability. As more customers move to per-mile insurance, the subsidy that they were previously paying to subsidize the higher-mileage customers is going away. So, naturally, you will have to evolve and offer per-mile insurance over time. And so, we have seen a number of per-mile insurance products come about. What we found is that we’re highly competitive relative to them on a pricing basis, and most of what we’ve seen so far today is that, at least for the large carriers that offer per-mile insurance, it’s primarily being used as a retention technique, particularly in this time when people are looking for alternative options, as opposed to a primary instrument.

Dan Preston (Chief Executive Officer):

On loss ratio, the new states contribute, especially in the second half of the year to higher losses, as we’ve expected that as we go into new states, and this is kind of modeled in when we first went out to market, that when we go into new markets, the loss ratio will be higher, especially for the first year as you go in with a pricing model that does not yet have maturity and hasn’t yet captured enough customers to be able to price based on that. So, some of the the higher loss ratio for the year is based on those new markets and the expectation that they will run at a higher loss ratio than the baseline for the mature business. One of the other dynamics that we’re following closely is what happens as people return to driving. We’ve certainly seen a big uptick very recently in miles driven. And so based on that we expect some variance throughout the year which will be somewhat unknown. So of course, by pricing on a per-mile basis it allows us to have more robust loss ratios, and that normally, with a static rate policy, you would expect loss ratios to increase substantially as miles driven go up. But of course, our revenue will go up, which should meet the impact of a higher loss count.

Jed Kelly:

Good, great, that’s great. And just two more follow, two follow-ups. Just one, any exposure or any, any issues with some of the chip shortage the OEMs are experiencing, and then two, just just on the just just on the, on, yeah, so on the, on the OEM chip shortages. And then can you talk just talk about, you know how your algorithms are going to adjust for the bundling you called out in the shareholder letter. Thank you.

Dan Preston (Chief Executive Officer):

Yeah, absolutely. On the chip shortage: Fortunately, we’ve been aware of the situation from the very beginning, for some time now, and we’ve worked with our vendors to make sure that we have adequate coverage. So, we have a number of mitigation strategies, and we don’t expect that to be an issue for our devices.

Dan Preston (Chief Executive Officer):

On, on bundling: One of the exciting parts about being able to offer both homeowners and auto together, which is likely going to be the first product, is that we can offer some discounts to our customers associated with that, given that customers who will bundle the product will have a higher lifetime value, higher retention, and ultimately, likely lower cost of acquisition as well, as we’re able to acquire customers that previously may have not had that bundling discount. And so that will be part of, as you asked, the algorithm. We also expect that that will open up a number of new opportunities for us in different channels that that previously, well, if someone were, say, a renter and saving say you know, 40% or 50% with Metromile, as a homeowner, you may not save as much, but once we start bundling that, our pricing discount should be closer to what a renter may have for instance. So that certainly will help us a lot.

Jed Kelly:

Thank you.

Dan Preston:

Absolutely.

Call Operator:

As a reminder, if you would like to ask a question, please press star one on your telephone keypad. One moment while we hold for questions.

Call Operator:

Ladies and gentlemen, we have reached the end of today’s question and answer session. I would like to turn this call back over to Mr. Dan Preston for closing remarks.

Dan Preston (Chief Executive Officer):

Absolutely. So, we want to thank everyone for the conversation, and look forward to continuing the dialogue and building relationship over the coming quarters. So, thanks again, and look forward to talking soon.